Exhibit 99.1

For Immediate Release

Media Contact:
Amber Roberts, LANE PR
212.302.5964
amber@lanepr.com

PAULSON INVESTMENT COMPANY REACHES AGREEMENT IN PRINCIPLE TO TRANSFER RETAIL BUSINESS TO JHS CAPITAL ADVISORS

Portland, Ore., Feb. 29, 2012 – Paulson Investment Company, Inc. (Paulson), a wholly owned subsidiary of Paulson Capital Corp. (Nasdaq:PLCC), has reached an agreement in principle to transfer its retail operations to JHS Capital Advisors  (JHS), a member of FINRA and SIPC and an MSRB registrant that is headquartered in Tampa, Fla. After the contemplated transaction, Paulson will continue to operate independently as a broker/dealer focused on its core competencies in boutique investment banking activities. The transaction is subject to approval by FINRA.

If the transaction is completed, Paulson advisors will become registered representatives of JHS and, through JHS, will continue to use RBC Correspondent Services, a division of RBC Capital Markets, LLC, for custody of client assets and securities, trade execution and portfolio reporting, thereby minimizing the impact to clients.

Founded in 2009, JHS oversees $2 billion in client assets and has nearly 100 advisors nationally. JHS is a subsidiary of JHS Capital Holdings; both were founded by John H. Sykes, founder of Sykes Enterprises Inc. (Nasdaq:SYKE).

“JHS shares Paulson’s commitment to operating with the highest level of integrity and always putting clients first,” said Trent D. Davis, president and CEO of Paulson. “JHS is an excellent opportunity for our registered representatives because of its similar infrastructure that supports both employee and independent contractor representatives. In addition, our brokers and clients will benefit from JHS’s size, scope, extensive product platform, financial resources and industry-leading technologies.”

“Paulson has been helping individuals and small businesses for more than 40 years, and we are proud to continue our tradition of excellent service,” said Chet Paulson, founder of Paulson. “We look forward to this next phase for Paulson of focusing on our expertise in investment banking.”

After the transaction is completed, Paulson will continue to operate as a wholly owned subsidiary of Paulson Capital Corp., which in turn, will continue to trade under the symbol of “PLCC” on the Nasdaq Exchange.

For more information about Paulson Investment Company Inc. see the following link: http://www.paulsoninvestment.com/.

For more information about JHS Capital Advisors see the following link:: http://jhscapital.com.

About Paulson Capital Corp
Paulson Capital Corporation is the parent company of Paulson Investment Company, Inc. Headquartered in Portland, Ore., Paulson Investment Company, Inc. is the Northwest's largest independent brokerage firm and a national leader in public offerings of small and emerging growth companies with capital needs of $5 million to $45 million. Founded by Chester “Chet” Paulson in 1970, it has managed or underwritten 170 securities offerings and has generated more than $1.2 billion for client companies.

About JHS Capital Advisors
JHS Capital Advisors is a registered securities broker dealer and Registered Investment Advisor providing personalized client services for investors nationwide. Founded on a simple code of ethics based on integrity, transparency and full disclosure, JHS’s mission is to always put its clients’ needs and interests first, and to build a reputation for fostering multi-generational relationships. JHS has an open platform that offers a full suite of financial products and services, enabling greater choice and autonomy for its advisors. JHS clears its brokerage transactions through RBC Correspondent Services, a division of RBC Capital Markets, LLC, member NYSE/FINRA/SIPC. Founded in 2009 by John H. Sykes, JHS Capital Advisors is headquartered in Tampa, Florida, and is a subsidiary of JHS Capital Holdings.  For more information about JHS Capital Advisors see the following link: http://jhscapital.com.

This release may contain "forward-looking statements" based on current expectations but involving known and unknown risks and uncertainties. Actual results of achievements may be materially different from those expressed or implied. The Company's plan and objectives are based on judgments with respect to future conditions in the securities markets as well as general assumptions regarding the economy and competitive environment in the securities industry, which can be volatile and out of our control. In particular, we make assumptions about our ability to complete corporate finance transactions and increase the volume and size of our securities trading operations, which are difficult or impossible to predict accurately and often beyond the control of the Company. Therefore, there can be no assurance that any forward-looking statement will prove to be accurate.

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